SUBADVISORY AGREEMENT

THIS AGREEMENT is made and entered into as of the 11th day of October, 2019 by and between F/m INVESTMENTS, LLC (the “Adviser”), a Delaware limited liability company registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and S.W. MITCHELL CAPITAL LLP, a limited liability partnership incorporated in England and Wales (the “Subadviser”) and also registered under the Advisers Act, with respect to F/m INVESTMENTS EUROPEAN L/S SMALL CAP FUND (the “Fund”), a series of the NORTHERN LIGHTS FUND TRUST II, a Delaware statutory trust (the “Trust”).

WITNESSETH:

WHEREAS, the Trust is registered with the U.S. Securities and Exchange Commission (the “SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser has, pursuant to an Investment Advisory Agreement with the Trust dated as of the 25th day of July, 2019 (the “Advisory Agreement”), been retained to act as investment adviser for the Fund;

WHEREAS, the Adviser represents that the Advisory Agreement permits the Adviser to delegate certain of its duties under the Advisory Agreement to other investment advisers, subject to the requirements of the 1940 Act; and

WHEREAS, the Adviser desires to retain Subadviser to assist it in the provision of a continuous investment program for that portion of the Fund’s assets that the Adviser will assign to the Subadviser (“Subadviser Assets”), and Subadviser is willing to render such services subject to the terms and conditions set forth in this Agreement.,

NOW, THEREFORE, the parties do mutually agree and promise as follows with respect to each Fund:

1.                  Appointment as Subadviser. The Adviser hereby appoints the Subadviser to act as investment adviser for and to manage the Subadviser Assets subject to the supervision of the Adviser and the Board of Trustees of the Trust and subject to the terms of this Agreement; and the Subadviser hereby accepts such appointment. In such capacity, the Subadviser shall be responsible for the investment management of the Subadviser Assets. It is recognized that the Subadviser and certain of its affiliates may act as investment adviser to one or more other investment companies and other managed accounts and that the Adviser and the Trust do not object to such activities. The Adviser will notify the Subadviser of any additional Subadviser appointments.

2.                  Duties of Subadviser.

(a)         Investments. The Subadviser is hereby authorized and directed and hereby agrees, subject to the stated investment policies and restrictions of the Fund as set forth in the Fund’s prospectus (“Prospectus”) and statement of additional information (“SAI”) as currently in effect and, as soon as practical after the Trust, the Fund or the Adviser notifies the Subadviser thereof, as supplemented or amended from time to time and subject to the directions of the Adviser and the Trust’s Board of Trustees, but without the need for further approval of the Trust or the Adviser, to monitor on a continuous basis the performance of the Subadviser Assets and to conduct a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Subadviser Assets. Accordingly, the Adviser hereby appoints the Subadviser as the agent and attorney-in-fact of the Trust and the Adviser with full power and authority to buy, sell and otherwise deal in assets and contracts relating to the Subadviser Assets, to take all day to day decisions in relation thereto and otherwise to act as the Subadviser judges appropriate in relation to the investment management of the Subadviser Assets. The Adviser agrees to provide the Subadviser with such assistance as may be reasonably requested by the Subadviser in connection with the Subadviser’s activities under this Agreement, including, without limitation, providing information concerning the Fund, its funds available, or to become available, for investment and generally as to the conditions of the Fund’s or the Trust’s affairs.

The Subadviser is authorised and regulated by the United Kingdom Financial Conduct Authority (the “FCA”). Nothing in this Agreement shall exclude any liability of the Subadviser to the Adviser under the United Kingdom Financial Services and Markets Act 2000 (“FSMA”) or the rules of the FCA (the “FCA Rules”). The Subadviser will treat the Adviser as a professional client for the purposes of the FCA Rules. While the Adviser may request re-categorisation, it is the Subadviser’s policy to provide services only to professional clients or eligible counterparties.

The parties acknowledge that, since the Adviser does not qualify as an Eligible Claimant (as defined in the FCA Rules), no compensation will be available to the Adviser or the Fund under the Financial Services Compensation Scheme established under Section 213 of the FSMA where the Subadviser is unable, or is likely to be unable, to satisfy any claims against it.

For the purposes of the EU Alternative Investment Fund Managers Directive (No. 2011/61/EU), including the laws and FCA Rules implementing that directive in the United Kingdom, (the “AIFMD”), the Adviser agrees and confirms that, for so long as this Agreement shall remain in effect, it shall serve as the alternative investment fund manager (“AIFM”) of the Fund and shall not delegate its functions to the extent that it becomes a letter-box entity.

The Adviser undertakes not to deal, except through the Subadviser, with any Subadviser Assets, nor to authorize anyone else so to deal.

The instruments and strategies the Subadviser will use in managing the Subadviser Assets, together with the related risk factors, are indicated in the Prospectus and the SAI. When managing the Subadviser Assets, the Subadviser will consider any product or service envisaged by the Prospectus, the SAI and this Agreement as “suitable” for the Fund.

(b)         Compliance with Applicable Laws and Governing Documents. In the performance of its services under this Agreement, the Subadviser shall act in conformity with the Prospectus, SAI and the Trust’s Agreement and Declaration of Trust and By-Laws as currently in effect and, as soon as practical after the Trust, the Fund or the Adviser notifies the Subadviser thereof, as supplemented, amended and/or restated from time to time (referred to hereinafter as the “Declaration of Trust” and “By-Laws,” respectively) and with the instructions and directions received in writing from the Adviser or the Trustees of the Trust and will conform to, and comply with, the requirements of the 1940 Act and, subject as otherwise provided in this Section 2, Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding the preceding, the Adviser shall remain responsible for ensuring the Fund’s and the Trust’s overall compliance with the 1940 Act, the Code and all other applicable federal and state laws and regulations and shall notify the Subadviser as to any act or omission of the Subadviser hereunder that the Adviser reasonably deems to constitute or to be the basis of any noncompliance or nonconformance with any of the Trust’s Declaration of Trust and By-Laws, the Prospectus and the SAI, the instructions and directions received in writing from the Adviser or the Trustees of the Trust, the 1940 Act, the Code, and all other applicable federal and state laws and regulations. The Subadviser is only obligated to comply with this subsection (b) with respect to the Subadviser Assets. The Adviser will provide the Subadviser in a timely manner with a copy of the minutes of the meetings of the Board of Trustees of the Trust to the extent they may affect the Fund or the services of the Subadviser, copies of any financial statements or reports made by the Fund to its shareholders, and any further materials or information which the Subadviser may reasonably request to enable it to perform its functions under this Agreement.

The Adviser shall perform quarterly and annual tax compliance tests to ensure that the Fund is in compliance with Subchapter M of the Code. In this regard, the Adviser acknowledges that the Subadviser shall rely completely upon the Adviser’s determination of whether and to what extent the Fund is in compliance with Subchapter M of the Code and that the Subadviser has no separate and independent responsibility to test the Fund for such compliance. In connection with such compliance tests, the Adviser shall inform the Subadviser at least ten (10) business days prior to a calendar quarter end if the Subadviser Assets are out of compliance with the diversification requirements under Subchapter M. If the Adviser notifies the Subadviser that the Subadviser Assets are not in compliance with such requirements noted above, the Subadviser will take prompt action to bring the Subadviser Assets back into compliance within the time permitted under the Code thereunder.

The Adviser will provide the Subadviser with reasonable advance notice of any change in the Fund’s investment objectives, policies and restrictions as stated in the Prospectus and SAI, and the Subadviser shall, in the performance of its duties and obligations under this Agreement, manage the Subadviser Assets consistent with such changes, provided that the Subadviser has received prompt notice of the effectiveness of such changes from the Trust or the Adviser and is given a reasonable period within which to bring the Subadviser Assets into compliance with any amendments to the Fund’s objectives, polices and restrictions, taking into account then-current market conditions. In addition to such notice, the Adviser shall provide to the Subadviser a copy of a modified Prospectus and SAI reflecting such changes. The Adviser acknowledges and will ensure that the

Prospectus and SAI will at all times be in compliance with all disclosure requirements under all applicable federal and state laws and regulations relating to the Trust or the Fund, including, without limitation, the 1940 Act, and the rules and regulations thereunder, and that the Subadviser shall have no liability in connection therewith, except as to the accuracy of material information furnished in writing by the Subadviser to the Trust or to the Adviser specifically for inclusion in the Prospectus and SAI. The Subadviser hereby agrees to provide to the Adviser in a timely manner such information relating to the Subadviser and its relationship to, and actions for, the Trust as may be required to be contained in the Prospectus, SAI or in the Trust’s Registration Statement on Form N-1A and any amendments thereto.

(c)         Voting of Proxies. The Adviser shall retain full discretionary authority to exercise voting rights with to the securities and other investments of the Subadviser Assets. The Adviser, including without limitation its designee, shall have the power to vote, either in person or by proxy, all securities in which the Subadviser Assets may be invested from time to time, and shall not be required to seek or take instructions from the Subadviser or take any action with respect thereto. The Subadviser may provide input to the proxy vote process not later than 5 days prior to the proxy vote deadline. The Adviser will establish a written procedure for proxy voting in compliance with current applicable rules and regulations, including but not limited to Rule 30b1-4 under the 1940 Act. The Adviser or its designee will provide a copy of such procedure to the Subadviser and establish a process for the timely distribution of the voting record with respect to the Fund’s securities and other information necessary for the Fund to complete information required by Form N-1A under the 1940 Act and the Securities Act of 1933, as amended (the “Securities Act”), Form N-PX under the 1940 Act, and Form N-CSR under the Sarbanes-Oxley Act of 2002, as amended, respectively.

(d)         Agent. Subject to any other written instructions of the Adviser or the Trust, the Subadviser is hereby appointed the Adviser’s and the Trust’s agent and attorney-in-fact for the limited purposes of negotiating and executing account documentation, agreements, contracts, deeds and other documents as the Subadviser shall be requested by brokers, dealers, counterparties and other persons in connection with its management of the Subadviser Assets. The Subadviser agrees to provide the Adviser and the Trust with copies of any such agreements executed on behalf of the Adviser or the Trust.

(e)         Brokerage. The Subadviser is authorized, subject to the supervision of the Adviser and the plenary authority of the Trust’s Board of Trustees, to establish and maintain accounts on behalf of the Fund with, and place orders for the investment and reinvestment, including without limitation purchase and sale of the Subadviser Assets with or through, such persons, brokers (including, to the extent permitted by applicable law, any broker affiliated with the Subadviser) or dealers (collectively “Brokers”) as Subadviser may elect and negotiate commissions to be paid on such transactions. The Subadviser, however, is not required to obtain the consent of the Adviser or the Trust’s Board of Trustees prior to establishing any such brokerage account. The Subadviser shall place all orders for the purchase and sale of portfolio investments for the Fund’s account with Brokers selected by the Subadviser and will do so in accordance with its execution policy. A copy of the Subadviser’s execution policy has been provided to the Adviser and, by signing this Agreement, the Adviser hereby expressly consents to the terms thereof. Specific instructions from the Adviser or the Trust may prevent the Subadviser from following its execution policy in respect of the elements of execution covered by such instructions. In the selection of such Brokers and the placing of such orders, the Subadviser shall seek to obtain for the Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services, as provided below and subject always to the Subadviser’s policy relating to dealing commission arrangements under the FCA Rules, as set out at Appendix B hereto. In using its reasonable efforts to obtain for the Fund the most favorable price and execution available, the Subadviser, bearing in mind the best interests of the Fund at all times, shall consider all factors it deems relevant, including price, the size of the transaction, the breadth and nature of the market for the security, the difficulty of the execution, the amount of the commission, if any, the timing of the transaction, market prices and trends, the reputation, experience and financial stability of the Broker involved, and the quality of service rendered by the Broker in other transactions. The Subadviser shall not consider a Broker’s sale of Fund shares when selecting the Broker to execute trades. Notwithstanding the foregoing, neither the Trust, the Fund nor the Adviser shall instruct the Subadviser to place orders with any particular Broker(s) with respect to the Subadviser Assets. Subject to such policies as the Trustees may determine and communicate to the Subadviser, or as may be mutually agreed to by the Adviser and the Subadviser, the Subadviser is authorized but not obligated to cause, and shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused, the Fund to pay a Broker that provides brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934) to the Subadviser an amount of commission for effecting a Subadviser Assets investment transaction that is in excess of the amount of commission that another Broker would have charged for effecting that transaction if, but only if, the Subadviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such Broker viewed in terms of either that particular transaction or the overall responsibility of the Subadviser with respect to the accounts as to which it exercises investment discretion and was otherwise in compliance with the Subadviser’s policy on dealing commission arrangements.

The Adviser agrees that the Subadviser may execute trades for the Fund outside a Regulated Market or Multilateral Trading Facility (as those terms are defined in the FCA Rules). The Adviser instructs the Subadviser not to make public client limit orders in respect of shares admitted to trading on a Regulated Market which are not immediately executed under prevailing market conditions.

It is recognized that the services provided by such Brokers may be useful to the Subadviser in connection with the Subadviser’s services to other clients. On occasions when the Subadviser deems the purchase or sale of a security to be in the best interests of the Fund with respect to the Subadviser Assets as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be sold or purchased. In such event, allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients and otherwise in accordance with the FCA Rules and without giving unfair preference. It is recognized that in some cases, this procedure may adversely affect the price paid or received by the Fund or the size of the position obtainable for, or disposed of by, the Fund with respect to the Subadviser Assets and that, accordingly, the effect of aggregation and allocation may work on some occasions to the disadvantage of the Fund.

EU Transaction Reporting. The Adviser acknowledges that the FCA Rules implementing requirements of the EU Markets in Financial Instruments Directive (No. 2004/39/EC) require the Subadviser to report to the FCA certain details of transactions executed by the Subadviser in: (1) any financial instrument admitted to trading on a Regulated Market or a Prescribed Market (as defined in the FCA Rules), whether or not the transaction was carried out on such a market; or (2) any OTC derivative the value of which is derived from, or which is otherwise dependent upon, an equity or debt-related financial instrument which is admitted to trading on a Regulated Market or on a Prescribed Market (“EU Transaction Reports”), and permits the Subadviser to rely on a third party acting on the Subadviser’s behalf to make EU Transaction Reports to the FCA.

(f)          Securities Transactions. The Subadviser and any affiliated person of the Subadviser will not purchase securities or other instruments from or sell securities or other instruments to the Fund; provided, however, the Subadviser or any affiliated person of the Subadviser may purchase securities or other instruments from or sell securities or other instruments to the Fund if such transaction is permissible under applicable laws and regulations, including, without limitation, the 1940 Act and the Advisers Act and the rules and regulations promulgated thereunder.

The Subadviser, on its own behalf and with respect to its Access Persons (as defined in subsection (a) of Rule 17j-1 under the 1940 Act), agrees to observe and comply with Rule 17j-1 and its Code of Ethics (which shall comply in all material respects with Rule 17j-1), as the same may be amended from time to time. On at least an annual basis, the Subadviser will comply with the reporting requirements of Rule 17j-1, which include (i) certifying to the Adviser and the Trust that the Subadviser and its Access Persons have complied with the Subadviser’s Code of Ethics with respect to the Subadviser Assets and (ii) identifying any violations which have occurred with respect to the Subadviser Assets. The Subadviser will have also submitted its Code of Ethics for its initial approval by the Trust’s Board of Trustees no later than the date of execution of this agreement and subsequently within six months of any material change thereto.

(g)         Books and Records. The Subadviser shall maintain separate detailed records as are required by applicable laws and regulations of all matters hereunder pertaining to the Subadviser Assets (the “Fund’s Records”), including, without limitation, brokerage and other records of all securities transactions. The Subadviser acknowledges that the Fund’s Records are property of the Trust; except to the extent that the Subadviser is required to maintain the Fund’s Records under the Advisers Act or other applicable law and except that the Subadviser, at its own expense, is entitled to make and keep a copy of the Fund’s Records for its internal files. The Fund’s Records shall be available to the Adviser or the Trust at any time upon reasonable request during normal business hours and shall be available for telecopying promptly to the Adviser during any day that the Fund is open for business as set forth in the Prospectus.

(h)         Information Concerning Subadviser Assets and Subadviser. From time to time as the Adviser or the Trust reasonably may request in good faith, the Subadviser will furnish the requesting party reports on portfolio transactions and reports on the Subadviser Assets, all in such reasonable detail as the parties may reasonably agree in good faith. The Subadviser will also inform the Adviser in a timely manner of material changes in portfolio managers responsible for Subadviser Assets, any changes in the ownership or management of the Subadviser, or of material changes in the control of the Subadviser. Upon the Trust’s or the Adviser’s reasonable request, the Subadviser will make available its officers and employees to meet with the Trust’s Board of Trustees to review the Subadviser Assets via telephone on a quarterly basis and on a less frequent basis as agreed upon by the parties in person.

Subject to the other provisions of this Agreement, the Subadviser will also provide such information or perform such additional acts with respect to the Subadviser Assets as are reasonably required for the Trust or the Adviser to comply with their respective obligations under applicable laws, including without limitation, the Code, the 1940 Act, the Advisers Act, and the Securities Act, and any rule or regulation thereunder.

(i)           Custody Arrangements. The Trust or the Adviser shall notify the Subadviser of the identities of its custodian banks and the custody arrangements therewith with respect to the Subadviser Assets and shall give the Subadviser written notice of any changes in such custodian banks or custody arrangements. The Subadviser shall on each business day provide the Adviser and the Trust’s custodian such information as the Adviser and the Trust’s custodian may reasonably request in good faith relating to all transactions concerning the Subadviser Assets. The Trust shall instruct its custodian banks to (A) carry out all investment instructions as may be directed by the Subadviser with respect to the Subadviser Assets (which instructions may be orally given if confirmed in writing); and (B) provide the Subadviser with all operational information necessary for the Subadviser to trade the Subadviser Assets on behalf of the Fund. The Subadviser shall have no liability for the acts or omissions of the authorized custodian(s), unless such act or omission is required by and taken in reliance upon instructions given to the authorized custodian(s) by a representative of the Subadviser properly authorized (pursuant to written instruction by the Adviser) to give such instructions.

(j)           Potential Conflicts of Interest and Disclosures.

In accordance with the FCA Rules, the Subadviser has in place arrangements to manage conflicts of interest between itself and the Adviser and the Fund. Where the Subadviser does not consider that the arrangements under its conflicts of interest policy are sufficient to manage a particular conflict, it will inform the Adviser of the nature and/or sources of the conflict so that it can decide how to proceed. In addition, the Adviser should be aware of the following disclosures.

The Subadviser and any Associate (as defined in the FCA Rules) may, without prior reference to the Adviser, recommend and/or effect transactions in which or provide services in circumstances where the Subadviser or Associate has, directly or indirectly, a material interest or a relationship of any description with another party which may involve a potential conflict with the Subadviser’s duty to the Adviser. Neither the Subadviser nor any Associate shall be liable to account to the Adviser for any profit, commission, remuneration made or received from or by reason of such transactions or any connected transactions and the Subadviser's fees shall not, unless otherwise provided, be abated thereby. The Subadviser shall take reasonable steps to ensure fair treatment for the Adviser in relation to any such transactions.

(k)         ~~(j)~~ Exclusivity. Except as set forth herein or otherwise agreed in writing by the Adviser and the Subadviser, during the term of this Agreement, the subadviser shall not provide investment advisory, supervisory and other services to any investment company registered under the 1940 Act other than the Fund. Such exclusivity is for the Subadviser’s European Small Cap strategy, and does not apply: (1) if the total contributed capital in the Subadviser Assets (after giving effect to any redemptions but excluding market fluctuations) is less than $25 million; and/or (2) if the Adviser engages a second subadviser to provide services for the Fund.

3.                  Independent Contractor. In the performance of its services hereunder, the Subadviser is and shall be an independent contractor and unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Fund, the Trust or the Adviser in any way or otherwise be deemed an agent of the Fund, the Trust or the Adviser.

4.                  Expenses. During the term of this Agreement, Subadviser will pay all expenses incurred by it in connection with its activities under this Agreement. The Subadviser shall, at its sole expense, employ or associate itself with such persons as it believes to be particularly fitted to assist it in the execution of its duties under this Agreement. The Subadviser shall not be responsible for the Trust’s, the Fund’s or Adviser’s expenses, which shall include, but not be limited to, the cost of securities, commodities and other investments (including brokerage commissions and other transaction charges, if any) purchased for the Fund and any losses incurred in connection therewith, expenses of holding or carrying Subadviser Assets, including, without limitation, expenses of dividends on stock borrowed to cover a short sale and interest, fees or other charges incurred in connection with leverage and related borrowings with respect to the Subadviser Assets, organizational and offering expenses (which include, but are not limited to, out-of-pocket expenses, but not overhead or employee costs of the Subadviser); expenses for legal, accounting and auditing services; taxes and governmental fees; dues and expenses incurred in connection with membership in investment company organizations; costs of printing and distributing shareholder reports, proxy materials, prospectuses, stock certificates and distribution of dividends; charges of the Fund’s custodians and sub-custodians, administrators and sub-administrators, registrars, transfer agents, dividend disbursing agents and dividend reinvestment plan agents; payment for portfolio pricing services to a pricing agent, if any; registration and filing fees of the SEC; expenses of registering or qualifying securities of the Fund for sale in the various states; freight and other charges in connection with the shipment of the Fund’s portfolio securities; fees and expenses of non-interested Trustees; salaries of shareholder relations personnel; costs of shareholders meetings; insurance; interest; brokerage costs; and litigation and other extraordinary or non-recurring expenses. The Trust or the Adviser, as the case may be, shall reimburse the Subadviser for any expenses of the Fund or the Adviser as may be reasonably incurred by such Subadviser on behalf of the Fund or the

Adviser. The Subadviser shall keep and supply to the Trust and the Adviser reasonable records of all such expenses.

5.                  Investment Analysis and Commentary. The Subadviser will provide quarterly performance analysis and market commentary (the “Investment Report”) during the term of this Agreement. The Investment Reports are due within 10 days after the end of each quarter. In addition, interim Investment Reports shall be issued at such times as may be mutually agreed upon by the Adviser and Subadviser; provided however, that any such interim Investment Report will be due within 10 days of the end of the month in which such agreement is reached between the Adviser and Subadviser. The subject of each Investment Report shall be mutually agreed upon. The Adviser is freely able to publicly distribute the Investment Report.

6.                  Compensation. For the services provided pursuant to this Agreement, the Subadviser is entitled to an annual fee as attached hereto in Appendix A. Such fee will be computed daily and paid no later than the seventh (7th) business day following the end of each month, from the Adviser, calculated at an annual rate based on the Subadviser Assets’ average daily net assets.

The method of determining the net asset value of the Subadviser Assets for purposes hereof shall be the same as the method of determining net asset value for purposes of establishing the offering and redemption price of the shares of the Trust as described in the Fund’s Prospectus and/or SAI. If this Agreement shall be effective for only a portion of a month with respect to the Fund, the aforesaid fee shall be prorated for the portion of such month during which this Agreement is in effect for the Fund.

7.   Representations and Warranties of Subadviser. The Subadviser represents and warrants to the Adviser and the Trust as follows:

(a)         The Subadviser is registered as an investment adviser under the Advisers Act;

(b)         The Subadviser is a limited liability partnership duly organized and properly registered and operating under the laws of England and Wales with the power to own and possess its assets and carry on its business as it is now being conducted and as proposed to be conducted hereunder;

(c)         The execution, delivery and performance by the Subadviser of this Agreement are within the Subadviser’s powers and have been duly authorized by all necessary actions of its directors or shareholders, and no action by, or in respect of, or filing with, any governmental body, agency or official is required on the part of the Subadviser for execution, delivery and performance by the Subadviser of this Agreement, and the execution, delivery and performance by the Subadviser of this Agreement do not contravene or constitute a violation of, or a material default under, (i) any provision of applicable law, rule or regulation, (ii) the Subadviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Subadviser; and

(d)         The Form ADV of the Subadviser provided to the Adviser and the Trust is a true and complete copy of the form, including that part or parts of the Form ADV filed with the SEC, that part or parts maintained in the records of the Subadviser, and/or that part or parts provided or offered to clients, in each case as required under the Advisers Act and rules thereunder, and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

8.   Representations and Warranties of Adviser. The Adviser represents and warrants to the Subadviser as follows:

(a)         The Adviser is registered as an investment adviser under the Advisers Act;

(b)         The Adviser is a limited liability company duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted and as proposed to be conducted hereunder;

(c)         The execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action on the part of its directors, shareholders or managing unitholder, and no action by, or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance by the Adviser of this Agreement, and the execution, delivery and performance by the Adviser of this Agreement do not contravene or constitute a violation of, or a material default under, (i) any provision of applicable law, rule or regulation, (ii) the Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Adviser;

(d)         The Form ADV of the Adviser provided to the Subadviser and the Trust is a true and complete copy of the form, including that part or parts of the Form ADV filed with the SEC, that part or parts maintained in the records of the Adviser, and/or that part or parts provided or offered to clients, in each case as required under the Advisers Act and rules thereunder, and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

(e)         The Adviser acknowledges that it received a copy of the Subadviser’s Form ADV prior to the execution of this Agreement;

(f)          The Trust is a statutory trust duly organized and validly existing under the laws of the state of Delaware and is registered with the SEC as an open-end management investment company under the 1940 Act and the Fund has been established as a series of the Trust and the Trust has the power to own and possess the assets of the Fund and carry on its business and that of the Fund as it is now being conducted and as proposed to be conducted hereunder;

(g)               The Adviser and the Trust have duly entered into the Advisory Agreement pursuant to which the Trust authorized the Adviser to delegate certain of its duties under the Advisory Agreement to other investment advisers, including without limitation, the appointment of a subadviser with respect to assets of the Fund, including without limitation the Adviser’s entering into and performing this Agreement;

(h)               The Adviser is currently and, for so long as this Agreement shall remain in effect, shall be the AIFM of the Fund and shall not delegate its functions to the extent it becomes a letterbox entity;

(i)                 The Fund is not subject to the provisions of Title I of the US Employee Retirement Income Security Act of 1974, as amended (“ERISA”) nor is it subject to the plan assets rules enacted under ERISA or similar rules under Section 4975 of the US Internal Revenue Code;

(j)                 The Fund is free of all liens, charges or other encumbrances and no liens, charges or other encumbrances shall arise from the acts and omissions of the Trust or the Adviser, except as disclosed to the Subadviser in writing; and

(k)               The Adviser undertakes not to deal, except through the Subadviser, with any Subadviser Assets, nor to authorize anyone else so to deal.

9.   Survival of Representations and Warranties; Duty to Update Information. All representations and warranties made by the Subadviser and the Adviser pursuant to the recitals above and Sections 7 and 8, respectively, shall survive for the duration of this Agreement and the parties hereto shall promptly notify each other in writing upon becoming aware that any of the foregoing representations and warranties are no longer true or accurate in all material effects.

10.                       Liability and Indemnification.

(a)         Liability. The Subadviser shall exercise its best judgment in rendering its services in accordance with the terms of this Agreement, but, in the absence of willful misfeasance, bad faith or gross negligence on the part of the Subadviser or a reckless disregard of its duties hereunder, the Subadviser, each of its affiliates and all respective partners, officers, directors and employees (“Subadviser Affiliates”) and each person, if any, who within the meaning of the Securities Act controls the Subadviser (“Subadviser Controlling Persons”), if any, shall not be subject to any expenses or liability to the Adviser, the Trust or the Fund or any of the Fund’s shareholders, in connection with the matters to which this Agreement relates, including without limitation for any losses that may be sustained in the purchase, holding or sale of Subadviser Assets. The Adviser shall exercise its best judgment in rendering its obligations in accordance with the terms of this Agreement, but (except as set forth in Sections 10(b) and (c) below), in the absence of willful misfeasance, bad faith or gross negligence on the part of the Adviser or a reckless disregard of its duties hereunder, the Adviser, any of its affiliates and all respective partners, officers, directors and employees (“Adviser Affiliates”) and each person who within the meaning of the Securities Act controls the Adviser(“Adviser Controlling Persons”), if any, shall not be subject to any liability to the Subadviser, for any act or omission in the case of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of Subadviser Assets. Notwithstanding the foregoing, nothing herein shall relieve the Adviser and the Subadviser from any of their obligations under applicable law, including, without limitation, the federal and state securities laws.

The Subadviser shall have no liability for any action or omission taken in compliance with an instruction given to the Subadviser by the Adviser or the Trust.

The Adviser acknowledges and agrees that the Trust and the Adviser remain responsible for the management of the Fund’s affairs for tax purposes.

(b)         Indemnification. The Subadviser, Subadviser Affiliates and Subadviser Controlling Persons, shall be indemnified and held harmless by the Adviser against all losses, claims, damages, liabilities, costs and expenses (including, without limitation, reasonable and documented attorneys’ and accountants’ fees and disbursements) (collectively, “Losses”):

(i)                 arising from the Trustees’, Fund’s or the Adviser’s directions to the Subadviser or the Fund’s custodian, or brokers, dealers or others in connection with the Subadviser Assets; or

(ii)              arising from the acts or omissions of the Adviser, the Fund’s custodian or the Fund, their respective affiliates, agents or employees;

(iii)            as a result of any error of judgment by the Subadviser with respect to the Subadviser Assets, except as may otherwise be provided by the 1940 Act or any other federal securities law or commodities law and except as provided below in (iv); or

(iv)             arising from the services of the Subadviser hereunder for the Subadviser Assets, except for any such liability or loss which is due to gross negligence, willful misfeasance or bad faith of the Subadviser, a Subadviser Affiliate or Subadviser Controlling Person, or the Subadviser’s reckless disregard of its duties and obligations.

The Adviser shall indemnify the Subadviser and each Subadviser Affiliate and Subadviser Controlling Person and hold them harmless from, any and all Losses asserted by any third party in so far as such Losses (or actions with respect thereto) arise out of or are based upon (i) any actual material misstatement or omission in the Fund’s registration statement, any proxy statement, or communication to current or prospective investors in the Fund (other than a misstatement or omission relating to disclosure specifically approved in writing by the Subadviser for inclusion in such documents); (ii) any action or inaction by the Subadviser that the Subadviser has made or refrained from making, as applicable, in good faith pursuant to and consistent with the Adviser’s instructions to the Subadviser; or (iii) the bad faith, willful misfeasance or gross negligence of the Adviser, an Adviser Affiliate or Adviser Controlling Person in the performance of its duties under this Agreement or the Adviser’s reckless disregard of its obligations or duties hereunder.

The Subadviser shall indemnify and hold harmless the Adviser, Adviser Affiliates and Adviser Controlling Persons and the Fund, each of its affiliates and all respective trustees, directors, partners, officers, and employees (“Fund Affiliates”) and each person, if any, who within the meaning of the Securities Act controls the Fund (“Fund Controlling Persons” and collectively with the Fund and Fund Affiliates, the “Fund Parties” and each a “Fund Party”) against any Losses due to the Subadviser’s gross negligence, willful misfeasance, bad faith, or reckless disregard of its duties and obligations hereunder; provided, however, that the Subadviser shall only be required to indemnify and hold harmless a Fund Party to the extent the Losses of such Fund Party were caused by the Subadviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder.

If indemnification is to be sought hereunder by a party covered by this Section 10 (as the “Indemnified Party”), then the Indemnified Party shall promptly notify the party against whom indemnity is being sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any action or proceeding in respect thereof; provided, however, that the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may otherwise have to the Indemnified Party if it does not affect in a material adverse manner the position of the Indemnifying Party or the Indemnified Party with respect to such claim. Following such notification, the Indemnifying Party may elect in writing to assume the defense of such action or proceeding and, upon such election, it shall not be liable for any legal costs incurred by the Indemnified Party (other than reasonable costs of investigation previously incurred) in connection therewith, unless (i) the Indemnifying Party has failed to provide counsel reasonably satisfactory to the Indemnified Party in a timely manner or (ii) counsel which has been provided by the Indemnifying Party reasonably determines that its representation of the Indemnified Party would present it with a conflict of interest. Notwithstanding the foregoing, the Indemnified Party shall be entitled to employ separate counsel at its own expense and, in such event, the Indemnified Party may participate in such defense as it deems necessary.

Expenses incurred by an Indemnified Party in defending a threatened or asserted claim or a threatened or pending action shall be paid by the Indemnifying Party in advance of final disposition or settlement of such matter upon the undertaking by or on behalf of the Indemnified Party to repay the advance unless it is ultimately determined that the Indemnified Party is entitled to indemnification, provided (1) the Indemnified Party provides a security for his undertaking, (2) the Fund is insured against losses arising by reason of any lawful advance, or (3) the vote of a majority of the Board of Trustees who are non-parties nor interested persons (as defined in the 1940 Act) thereof, or an independent legal counsel in a written opinion, determines, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the Indemnified Party ultimately will be found entitled to indemnification.

The provisions of this paragraph 10 shall not apply in any action where the Indemnified Party is the party adverse to the other party.

(c)         The Subadviser shall not be liable to the Adviser for acts of the Subadviser which result from acts of the Adviser, the Fund’s Trustees or the Fund including, but not limited to, a failure of the Adviser to provide accurate and current information with respect to any records maintained by the Adviser, which records are not also maintained by or otherwise available to the Subadviser upon reasonable request.

11.                       Duration and Termination.

(a)         Duration. Unless sooner terminated, this Agreement shall continue for an initial period of no more than two years following the date and year upon which the Fund commences investment operations, and thereafter shall continue automatically for successive annual periods with respect to the Fund, provided such continuance is specifically approved at least annually by the Trust’s Board of Trustees or vote of the lesser of (a) 67% of the shares of the Fund represented at a meeting if holders of more than 50% of the outstanding shares of the Fund are present in person or by proxy or (b) more than 50% of the outstanding shares of the Fund; provided that in either event its continuance also is approved by a majority of the Trust’s Trustees who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

(b)         Termination. Notwithstanding whatever may be provided herein to the contrary, this Agreement may be terminated at any time with respect to the Fund, without payment of any penalty:

(i)                 By vote of a majority of the Trust’s Board of Trustees, or by “vote of a majority of the outstanding voting securities” of the Fund (as defined in the 1940 Act), or by the Adviser, in each case, upon 60 days’ written notice to the Subadviser;

(ii)              By any party hereto upon written notice to the other party in the event of a breach of any provision of this Agreement by the other party and, if capable of remedy, the breach is not cured within 15 days of notice of the breach;

(iii)            By the Subadviser upon 60 days’ written notice to the Adviser and the Trust; or

(iv)             By the Subadviser immediately on written notice to the Adviser if, in the reasonable judgment of the Subadviser, the Adviser is no longer the AIFM of the Fund or has delegated its functions to the extent that it has become a letterbox entity.

This Agreement shall not be assigned (as such term is defined in or interpreted under the 1940 Act) and shall terminate automatically in the event of its assignment or upon the termination of the Advisory Agreement, in which event the Adviser shall notify the Subadviser in writing immediately.

12.                       Duties of the Adviser. The Adviser shall continue to have responsibility for all services to be provided to the Fund pursuant to the Advisory Agreement and shall oversee and review the Subadviser’s performance of its duties under this Agreement. Nothing contained in this Agreement shall obligate the Adviser to provide any funding or other support for the purpose of directly or indirectly promoting investments in the Fund.

13.                       Reference to Adviser and Subadviser.

(a)         The Subadviser grants, subject to the conditions below, the Adviser non-exclusive rights to use, display and promote trademarks of the Subadviser in conjunction with any activity associated with the Fund. In addition, the Adviser may promote the identity of and services provided by the Subadviser to the Adviser, which references shall not differ in substance from those included in the Prospectus, SAI and this Agreement, in any advertising or promotional materials. The Adviser shall protect the goodwill and reputation of the Subadviser in connection with marketing and promotion of the Fund. The Adviser shall submit to the Subadviser for its review and approval all such public informational materials relating to the Fund that refer to any recognizable variant or any registered mark or logo or other proprietary designation of the Subadviser. Approval shall not be unreasonably withheld by the Subadviser and notice of approval or disapproval will be provided in a timely manner. Subsequent advertising or promotional materials having very substantially the same form as previously approved by the Subadviser may be used by the Adviser without obtaining the Subadviser’s consent unless such consent is withdrawn in writing by the Subadviser.

(b)         Neither the Subadviser nor any Affiliate or agent of Subadviser shall make reference to or use the name of the Adviser or any of its Affiliates, or any of their clients, except references concerning the identity of and services provided by the Adviser to the Fund or to the Subadviser, which references shall not differ in substance from those included in the Prospectus, SAI and this Agreement, in any advertising or promotional materials without the prior approval of Adviser, which approval shall not be unreasonably withheld or delayed. The Subadviser hereby agrees to make all reasonable efforts to cause any Affiliate of the Subadviser to satisfy the foregoing obligation.

14.                       Amendment. This Agreement may be amended by mutual consent of the parties, provided that the terms of any material amendment shall be approved by: (a) the Trust’s Board of Trustees or by a vote of a majority of the outstanding voting securities of the Fund (as required by the 1940 Act), and (b) the vote of a majority of those Trustees of the Trust who are not “interested persons” of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law.

15.                       Confidentiality. Subject to the duties of the Adviser, the Trust and the Subadviser to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential and shall not disclose any and all information pertaining to the Fund and the actions of the Subadviser, the Adviser and the Fund in respect thereof; except to the extent:

(a)         Authorized. The Adviser or the Trust has authorized such disclosure;

(b)         Court or Regulatory Authority. Disclosure of such information is expressly required or requested by a court or other tribunal of competent jurisdiction or applicable federal or state regulatory authorities;

(c)         Disclosure to Trading Counterparties, Banks and Custodians. Disclosure is made to any broker, counterparty, bank, custodian or sub-custodian or any other entity with or through whom transactions are conducted in respect of Subadviser Assets.

(d)         Publicly Known Without Breach. Such information becomes known to the general public without a breach of this Agreement or a similar confidential disclosure agreement regarding such information;

(e)         Already Known. Such information already was known by the party prior to the date hereof;

(f)          Received From Third Party. Such information was or is hereafter rightfully received by the party from a third party (expressly excluding the Fund’s custodian, prime broker and administrator) without restriction on its disclosure and without breach of this Agreement or of a similar confidential disclosure agreement regarding them; or

(g)         Independently Developed. The party independently developed such information.

In addition, the Subadviser and its officers, directors and employees are prohibited from receiving compensation or other consideration, for themselves or on behalf of the Fund, as a result of disclosing the Fund’s portfolio holdings. The Subadviser agrees, consistent with its Code of Ethics, that neither it nor its officers, directors or employees may engage in personal securities transactions based on non-public information about the Fund’s portfolio holdings.

16.                       Use of Track Record. Notwithstanding any provision of this Agreement, the Adviser hereby authorizes the Subadviser to disclose in third party communications made by it:

(a)       a statement that the Subadviser acts (or, after termination of this Agreement, acted) as sub-adviser in respect of the Fund;

(b)       a presentation of the past performance of the Subadviser Assets over any period;

(c)       a statement of the most recent net asset value and net asset value per unit of the Fund;

(the “Track Record”).

In connection therewith, the Adviser shall provide the Subadviser with any written materials supporting the Track Record reasonably requested by the Subadviser.

The Subadviser will receive approval from the Adviser prior to distribution for any third party communications related to the Fund or the Track Record.

This Section 16 shall survive termination of this Agreement.

17.                       Notice. Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be in writing, delivered, or mailed postpaid to the other parties, or transmitted by facsimile with acknowledgment of receipt, to the parties at the following addresses or facsimile numbers, which may from time to time be changed by the parties by notice to the other party:

(a)         If to the Subadviser:

S.W. Mitchell Capital LLP

38 Jermyn Street

London

SW1Y 6DN

Phone: +44 20 7290 3588

Email: jamie@swmitchellcapital.com

(b)         If to the Adviser:

F/m Investments, LLC

Attn:

3050 K. Street NW, Suite W-170

Washington, D.C.

Phone:

Email:

18.                       Force Majeure. The Subadviser shall not be liable for any failure or delay in performing any of its obligations under or pursuant to this Agreement, and any such failure or delay in performing its obligations will not constitute a breach of this Agreement, if such failure or delay is due to any cause whatsoever outside its reasonable control and it shall be entitled to a reasonable extension of the time for performing such obligations as a result of such cause. Causes and/or events outside the Subadviser’s reasonable control shall include without limitation: acts of God; any change to the law, order or regulation of a government, supranational or regulatory body; currency restrictions, devaluations and fluctuations; any act of terrorism; market conditions affecting the execution or settlement of transactions or the value of assets; failure or breakdown of communications not reasonably within the Subadviser’s control; and the failure of any relevant exchange or clearing house and shall include any event or circumstance that the Subadviser is unable, using reasonable skill and care, to avoid.

19.                       Jurisdiction. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware without reference to choice of law principles thereof and in accordance with the 1940 Act. In the case of any conflict, the 1940 Act shall control.

20.                       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which shall together constitute one and the same instrument.

21.                       Certain Definitions. For the purposes of this Agreement and except as otherwise provided herein, “interested person,” “affiliated person,” and “assignment” shall have their respective meanings as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the SEC.

22.                       Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

23.                       Severability. If any provision of this Agreement shall be held or made invalid by a court decision or applicable law, the remainder of the Agreement shall not be affected adversely and shall remain in full force and effect.

24.                       Entire Agreement. This Agreement, together with all exhibits, attachments and appendices, contains the entire understanding and agreement of the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

F/m INVESTMENTS, LLC

By:_____/s/ Alexander Morris__

Name: Alexander Morris

Title: President

S.W. MITCHELL CAPITAL LLP

By: /s/ Stuart Mitchell

Name: Stuart Mitchell

Title: Founder

APPENDIX A

SUB-ADVISORY FEES

Fund	Annual Fee Rate

F/m Investments European L/S Small Cap Fund	1.00%

APPENDIX B

USE OF DEALING COMMISSION

It is the normal policy of the Subadviser to use full service brokerage houses, both in the United Kingdom and overseas, which will, in addition to routine order execution, provide a range of other services. The precise nature of such services will vary, but where the Subadviser executes orders in respect of the Fund through such a Broker or other person, passes on that person’s charges to the Fund, and receives in return any good or service additional to that execution service, it will satisfy itself on reasonable grounds that such additional good or service (i) will reasonably assist the Subadviser in the provision of its services to the Fund; (ii) does not, and is not likely to, impair the Subadviser’s compliance with its duty to act in the best interests of the Fund; and (iii) is either directly related to the execution of trades on behalf of its customers or amounts to the provision of substantive research. Such goods and services might include, by way of example, substantive research in the form of periodic and one-off newsletters, reports and market analyses, and execution facilities such as access to particular markets or trading forums, market-making, block trading and stock-lending facilities, trade confirmation and settlement services, and execution-related information and advice.

The reasons for selecting individual brokers will vary, but will include factors such as the quality of research, financial security, quality and range of execution services, charges, and reliability and responsiveness to client demands. In some cases the value of the services provided may depend upon a minimum threshold of broker commissions or a percentage of such commissions. The receipt of these benefits assists the Subadviser in providing a better service to its clients but also assists it in containing its costs and ultimately its charges to clients. The Subadviser is able to enter into such arrangements and obtain such benefits, inter alia, due to its ability to deal collectively and aggregate transactions on behalf of clients and obtain benefits which would not be available to an individual investor.

The Subadviser will provide the Adviser with periodic disclosure in accordance with the FCA rules of the arrangements entered into including details of the goods and services relating to execution and to substantive research respectively.